Exhibit 16.1

December 18, 2009

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

RE:

Sino Payments, Inc.

File No.:  000-53537

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on December 18, 2009 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/ Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas